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                                  EXHIBIT 2.1
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                       STOCK PURCHASE AND SALE AGREEMENT

    This Stock Purchase and Sale Agreement ("Agreement") is made and entered into by and among the persons named on the signature page who are the owners of the number of shares specified on Schedule A (the "Shareholders," some of whom are designated on Schedule A and referred to herein as the "Principal Shareholders") of Avtech Corporation ("Avtech") and DeCrane Aircraft Holdings, Inc. ("DAH"), based on the following facts:

    Shareholders own not less than 90% of the outstanding stock of Avtech (the "Stock"); and desire to sell the Stock to DAH;

    DAH desires to purchase not less than 90% of the Stock from the Shareholders on the terms and conditions of this Agreement.

    Based on the foregoing facts and circumstances, the parties hereby agree as follows (capitalized terms being used herein as defined where noted in Schedule
B):

    1.  STOCK TO BE PURCHASED AND SOLD; PURCHASE PRICE.

        1.1 PURCHASE AND SALE OF STOCK. At the Closing, DAH shall purchase from the Shareholders not less than 90% and up to 100% of the Stock for the amount specified in Section 1.2. Schedule A reflects the percentage of the aggregate payments to be made pursuant to Sections 1.2.1 and 1.2.2 to each of the Shareholders.

        1.2  PURCHASE PRICE OF THE STOCK.

           1.2.1 On the Closing Date, DAH shall make a wire transfer in same-day funds to the entity agreed upon by the parties as the paying agent for the Shareholders (the "Paying Agent"), for the account of the Shareholders and to such account as the Paying Agent specifies, in a sum equal to the product of multiplying (a) the percentage representing the pro rata number of shares being sold by the Shareholders to DAH on such date by (b) $79 million, but subject to the adjustments set forth in
       Section 1.2.3.

           1.2.2 On the Closing Date, DAH shall make a wire transfer in same-day funds to the entity agreed upon by the parties as the escrow agent (the "Escrow Agent"), to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement executed among such Escrow Agent and the parties thereto (the "Escrow Agreement"), in a sum equal to the product of multiplying (a) the percentage representing the pro rata number of shares being sold by the Shareholders to DAH on such date by
       (b) $4 million.

           1.2.3 In determining the amount pursuant to Section 1.2.1 and subject to the pro rata adjustment provided for in Section 1.2.1 in the event that DAH purchases less than 100% of the Stock, the purchase price shall be (i) increased by the amount of cash held by Avtech in the accounts listed on Schedule 2.2.12 (the "Cash") to the extent that such amount exceeds $650,000 (the "Minimum Amount") or decreased if the amount is less than the Minimum Amount by the difference between the Cash and the Minimum Amount at Closing.

               (i) to the extent there are any unpaid Shareholder Closing Expenses on the Closing Date, such expenses shall be paid by the Paying Agent; to the extent that there are Shareholder Closing Expenses which have been advanced by Avtech, the aggregate amount of such expenses shall be reimbursed to Avtech by the Paying Agent on the Closing Date. The sum of the amounts described in this clause (i) shall be deducted from the amount distributed by the Paying Agent to the Shareholders.

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    2.  REPRESENTATIONS AND WARRANTIES.

        2.1 BY DAH. Except as set forth on Schedule 2.1, the representations and warranties of DAH, contained in this Agreement, including those contained in this Section 2.1, are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date. DAH hereby represents and warrants to the Shareholders the following:

           2.1.1 ORGANIZATION. DAH is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and conduct its business as now being conducted.

           2.1.2 AUTHORIZATION. DAH has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby. All necessary corporate action has been taken by DAH with respect to the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement, constitutes a valid and binding obligation of DAH, enforceable against DAH, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally.

           2.1.3 BROKERS AND FINDERS. Except for Aerospace Equities, Inc., neither DAH nor any of its officers, directors or employees, has engaged any broker or finder or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses and no broker or finder has acted directly or indirectly for DAH in connection with this Agreement or the transactions contemplated hereby.

           2.1.4 COMPLETE DISCLOSURE. No representation or warranty made by DAH in this Agreement, and no exhibit, schedule or certificate furnished to the Shareholders by or on behalf of DAH pursuant to this Agreement or in connection with the transactions contemplated hereby or thereby, contains or will contain, any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

        2.2 THE SHAREHOLDERS. Except as set forth on Schedule 2.2, the representations and warranties of the Shareholders, contained in this Agreement, including those contained in this Section 2.2, are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date. The Shareholders severally, but not jointly, represent and warrant to DAH the following:

           2.2.1 CORPORATE ORGANIZATION. Avtech is a corporation duly organized and validly existing under the laws of the State of Washington, and has all requisite corporate power and authority to own, lease and operate its properties and conduct its business as now being conducted. Avtech is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to qualify to do business as a foreign corporation. Except as set forth on Schedule 2.2.1(a), Avtech has not received any written notice or assertion within the last three years from any governmental official of any jurisdiction to the effect that Avtech is required to be qualified or otherwise authorized to do business therein, in which Avtech has not qualified or obtained such authorization. Attached as Schedule 2.2.1(b) are complete and correct copies of Avtech's articles of incorporation and bylaws as in effect on the date hereof, and Avtech is not in default in the performance, observation or fulfillment of any provision of either of its articles of incorporation or bylaws.

           2.2.2 CAPITALIZATION AND SECURITY HOLDERS. The authorized capital stock of Avtech consists solely of 1,500,000 shares of Common Stock, no par value and options for 150,000 additional

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       shares of Common Stock, all of which Avtech anticipates will be exercised prior to the Closing Date (collectively, the "Avtech Common Shares"); Avtech has issued and outstanding 318,928.9 Avtech Common Shares, constituting all of the issued and outstanding shares of capital stock of any class of Avtech as of the date of this Agreement (not including any Avtech Common Shares attributable to the options which, as of the date of this Agreement, have not been exercised); all outstanding Avtech Common Shares have been (or will be upon exercise of the relevant options) validly issued and are fully paid and non-assessable and free of preemptive rights; except as set forth on Schedule 2.2.2, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, or other commitments or rights of any type relating to the issuance, sale or transfer by Avtech of any securities of Avtech, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Avtech; and Avtech has no obligation of any kind to issue any additional securities. Schedule A accurately sets forth the names and addresses of, the number of Avtech Common Shares held at the date of this Agreement of record and/or beneficially by, and any Avtech Common Shares to be issued, sold or otherwise transferred at or prior to the Closing Date to, each and every shareholder of Avtech. All of such Avtech Common Shares are owned free and clear of all liens, charges, claims, encumbrances, pledges, security interests, equities and restrictions whatsoever.

           2.2.3 AUTHORIZATION OF THE SHAREHOLDERS. Each of the Shareholders has all requisite power, authority and legal capacity and is competent to execute and deliver this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of each of the Shareholders, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally.

           2.2.4  FINANCIAL STATEMENTS.  Attached hereto as Schedule 2.2.4 are
       (i) the balance sheets of Avtech as at September 30, 1997, 1996, and 1995 and March 31, 1998, (ii) the related statements of income for the years ended September 30, 1997, 1996 and 1995 and the six months ended March 31, 1998, and (iii) the related statements of retained earnings and cash flows for the years ended September 30, 1997, 1996 and 1995 and for the six months ended March 31, 1998 (all of such documents referred to collectively as the "Delivered Financial Statements"). The March 31, 1998 Delivered Financial Statements reflect all "year-end" adjustments presently anticipated. The Delivered Financial Statements (i) are true, correct and complete in all material respects, (ii) have been prepared from and are in accordance with the books and records of Avtech, (iii) have been prepared using an accrual basis method and FIFO inventory cost flow assumptions, (iv) are in conformity with generally accepted accounting principles applied on a consistent basis for such periods, and
       (v) fairly present the financial position of Avtech as of the dates stated and the results of operations and cash flows of Avtech for the periods then ended in accordance with such practices. On the date of this Agreement, Avtech does not have any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the balance sheets in the Delivered Financial Statements. Since March 31, 1998, there has been no material adverse change in the financial condition, operations, business or prospects taken as a whole of Avtech from that set forth in the March 31, 1998 Delivered Financial Statements. The Shareholders covenant and agree to deliver to DAH at or prior to the Closing Date, the unqualified opinion that the financial statements are prepared in accordance with GAAP and the requirements of Regulation S-X promulgated by the Securities and Exchange Commission ("Regulation S-X") of an independent accounting firm reasonably satisfactory to DAH as respects each of the Delivered Financial Statements (including the March 31, 1998 Delivered Financial Statements). When such unqualified opinion is delivered, such financial statements shall be referred to as the "Audited Financial Statements". When delivered, the

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       Audited Financial Statements shall not differ in any material respect from the Delivered Financial Statements.

           2.2.5  ABSENCE OF CERTAIN CHANGES IN EVENTS.  Except as set forth on
       Schedule 2.2.5, since March 31, 1998, there has not been:

               (a) Any material adverse change in the business operations, assets, properties or rights, prospects or condition (financial or otherwise) of Avtech or, any occurrence, circumstance, or combination thereof which reasonably could be expected to result in any such material adverse change (a "Material Adverse Effect");

               (b) Any material increase in amounts payable by Avtech to or for the benefit of, or committed to be paid by Avtech: (A) to or for the benefit of (x) any Key Employee or (y) in the aggregate, to persons who are shareholders, directors, officers, partners, consultants, agents and employees, in any capacity, of Avtech but who are not Key Employees or (B) in any benefits granted under any bonus, stock option, profit sharing, pension, retirement, deferred compensation, insurance, or other direct or indirect benefit plan, payment or arrangement made to, for the benefit of, or with (x) any Key Employee or (y) in the aggregate, all other persons described in this Section 2.2.5(b);

               (c) Any transaction entered into or carried out by Avtech other than in the ordinary and usual course of business;

               (d) Any borrowing or agreement to borrow funds; any incurring of any assumption, guarantee or other obligation or liability, contingent or otherwise, or any assumption or performance of any loan or obligation of any other entity, except (i) current liabilities incurred in the usual and ordinary course of business or (ii) otherwise, those in an amount not exceeding in the aggregate $50,000 at any one time outstanding;

               (e) Any material change made by Avtech in the methods of doing business, or other than such changes required by GAAP, any change in the accounting principles or practices of Avtech with respect to the Delivered Financial Statements or the method of application of such principles or practices;

               (f) Any mortgage, pledge, lien, security interest, hypothecation, charge or other encumbrance imposed or agreed to be imposed on or with respect to any of the parcels of real property owned or used by Avtech in the conduct of its business or in which Avtech otherwise holds an interest (the "Real Property") or any material mortgage, pledge, lien, security interest, hypothecation, charge or other encumbrance imposed or agreed to be imposed on or with respect to any of the tangible or intangible personal property of Avtech (the "Personal Property") (the Real Property and the Personal Property are collectively the "Property");

               (g) Any sale, lease or other disposition of or any agreement to sell, lease or otherwise dispose of any of the properties or assets of Avtech, other than sales of finished goods in the usual and ordinary course of business and at Avtech's scheduled prices or the prices specified in Material Contracts copies of which have previously been delivered to DAH;

               (h) Any purchase of or any agreement to purchase capital assets for an amount in excess of $50,000 for any one such purchase or $100,000 for all such purchases made by Avtech or any lease or any agreement to lease, as lessee, any capital assets with payments over the term thereof to be made by Avtech exceeding an aggregate of $50,000 for any one lease or $100,000 in the aggregate;

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               (i) Any loan or advance made by Avtech to any individual, firm, corporation or other entity except for advances not material in amount made in the usual and ordinary course of business to employees;

               (j) Any modification, waiver, change, amendment, release, rescission or termination of, or accord and satisfaction with respect to, any material term, condition or provision of any material contract, agreement, license or other instrument to which Avtech is a party, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business;

               (k) Any delay or postponement (beyond normal practice) by Avtech of the payment of accounts payable or other liabilities of Avtech;

               (l) Any acceleration (ahead of normal practice) by Avtech in the collection of accounts receivable; or

               (m) Any other event or condition of any character which has had a Material Adverse Effect or may reasonably be expected to result in a Material Adverse Effect.

           2.2.6 UNDISCLOSED LIABILITIES. Except as disclosed on Schedule 2.2.6, Avtech has no liability or obligation of any nature individually in the amount of $50,000 or in the aggregate in the amount of $100,000 (whether liquidated, unliquidated, accrued, absolute, known or unknown, contingent or otherwise and whether due or to become due) except:

               (a) those set forth or reflected in the March 31, 1998 Balance Sheet which have not been paid or discharged since the date thereof;

               (b) those arising under agreements or other commitments expressly identified in any Schedule hereto; and

               (c) current liabilities incurred in or as a result of the conduct of its business in the ordinary and usual course consistent with past practice since March 31, 1998, which are completely and accurately reflected on its books and records and which are not inconsistent with the other representations, warranties and agreements of Avtech and the Shareholders set forth in this Agreement.

           2.2.7 TAXES. Except as set forth on Schedule 2.2.7, Avtech has filed, when due, all federal, state, local and foreign tax returns and tax reports. All amounts payable pursuant to such returns by Avtech through the Closing Date have been paid, or will be timely paid and are adequately provided for in the Delivered Financial Statements. All such returns and reports are true and correct and, except as disclosed on
       Schedule 2.2.7, none of them has been amended. Schedule 2.2.7 sets forth the dates and results of any and all audits of any tax returns of Avtech performed by federal, state, local or foreign taxing authorities; and no waivers of any statutes of limitation have been made or requested in connection therewith. No deficiency for any material amount of tax has been asserted or assessed by any taxing authority against Avtech. All estimated tax payments have been made except as reserved for in the Balance Sheet included in the March 31, 1998 Delivered Financial Statements, there will not be any amount owing by Avtech for taxes, penalties or interest.

           2.2.8  COMPLIANCE WITH LAW.

               (a) Avtech is in compliance in all material respects with all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any federal, state, local or foreign court or governmental authority or instrumentality relating to Avtech or any of its businesses or properties.

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               (b) Avtech is in compliance in all material respects with all federal, state and local laws, ordinances, rules and regulations pertaining to environmental matters, including solid waste disposal, toxic substances, hazardous substances, hazardous materials, hazardous waste, toxic chemicals, pollutants, contaminants and air or water pollution and to the storage, use, handling, transportation, discharge and disposal (including spills and leaks) of gaseous, liquid, semi-solid or solid materials. Avtech has not, and no third party has, disposed or discharged any chemicals, oil or solid wastes on any part of the Real Property or any other any property owned, operated, leased or used by Avtech. There are no underground storage tanks located on any part of the Real Property or any other property owned, operated, leased or used by Avtech.

               (c) Schedule 2.2.8(c) contains a complete and accurate list of franchises, licenses, permits, consents, authorization, approvals, and certificates of any regulatory, administrative or other agency or body held by Avtech (collectively, the "Permits"). Each of the Permits is currently valid and in full force and effect and the closing of and the transactions contemplated by this Agreement will not result in the termination of any Permit. The Permits constitute all franchises, licenses, permits, consents, authorizations, approvals and certificates necessary for the conduct of the business of Avtech. Without limiting the foregoing, no consents, authorizations, approvals or similar agreements or acquiescence is required from any issuer or regulator of any Permit to any of the transactions contemplated hereby, except to the extent listed on
           Schedule 3.1.9. Avtech is not in material violation of any of the Permits and there is no pending or, to the knowledge of the Principal Shareholders, threatened proceeding which could result in the revocation or cancellation of, or inability of Avtech to renew, any Permit.

               (d) Except as set forth in Schedule 2.2.8(d), Avtech is not under investigation with respect to, and has not been charged with or given notice of, any material violation of any applicable law.

        2.2.9 PROPRIETARY RIGHTS. Avtech has all necessary rights, titles and interests to all patents, patent applications, trademarks, trade names, service marks, copyrights, trade secrets, inventions, know-how and other similar rights ("Intellectual Property") which are material to the operation of the business of Avtech. Avtech conducts its business without conflict or infringement with any intellectual property claimed or held by others and, to the best knowledge of the Principal Shareholders, no person has made or threatened any claim or action alleging such conflict or infringement.
    Schedule 2.2.9 sets forth all of the Intellectual Property owned or used by Avtech, and all registrations thereof with any government office. None of the Intellectual Property is registered with any governmental or regulatory authority except as set forth on Schedule 2.2.9. The amount of each of the royalties and license fees presently paid by or on behalf of Avtech for the use of any Intellectual Property is listed in Schedule 2.2.9.

        2.2.10 RESTRICTIVE DOCUMENTS OR LAWS. With the exception of the matters listed on Schedule 2.2.10, Avtech is not a party to or bound under any certificate, mortgage, lien, lease, agreement, contract, instrument, vote, order, judgment or decree, or any similar restriction not of general application which materially adversely affects (i) the condition, financial or otherwise, of Avtech or any part of the Property; (ii) the continued operation by DAH of the business of Avtech after the Closing Date on substantially the same basis as said business was theretofore operated; or
    (iii) the consummation of the transactions contemplated in this Agreement.

        2.2.11 INSURANCE. Schedule 2.2.11 is a true, correct and complete list of all insurance policies and bonds in force in which Avtech is named as an insured party, as respects the business of Avtech, or for which Avtech has been charged or has paid any premiums. Except as disclosed in Schedule 2.2.11, all such policies or bonds are identical in terms, coverage and exclusions to the policies

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    expiring on or about February 18, 1998 as previously delivered to DAH; and
    are currently in full force and Avtech has not received any notice from any such insurer with respect to the cancellation of any such insurance. Avtech will continue all of such insurance in full force and effect up to and including the Closing Date. All premiums due and payable on such policies have been paid. Avtech is not a co-insurer under any term of any insurance policy.

        2.2.12  BANK ACCOUNTS, DEPOSITORIES AND POWERS OF ATTORNEY.  Schedule
    2.2.12 is a true, correct and complete list of the names and locations of all banks or other depositories in which Avtech maintains accounts or safe deposit boxes, and the names of the persons authorized to draw thereon, borrow therefrom or have access thereto. No person or entity holds a power of attorney on behalf of Avtech.

        2.2.13 REAL PROPERTY. Schedule 2.2.13 contains a complete and accurate legal description of each parcel of the Real Property. Except as set forth in Schedule 2.2.13, Avtech has no interests in real property. The Real Property constitutes all of the real property now used in and necessary for the conduct of the business of Avtech as presently conducted. Except as set forth on Schedule 2.2.13, all of the Real Property is held free and clear of all mortgages, pledges, liens, security interests, encumbrances and restrictions of any nature whatsoever. No consent is required by the terms of any agreement relating to Avtech's Real Property, from any person whatsoever, to effect the transactions contemplated hereby, such that as of immediately after the Closing Date all of the Real Property will be, free and clear of all mortgages, pledges, liens, security interest, encumbrances, restrictions and claims of any nature whatsoever (except to the extent listed on Schedule 2.2.13). Except as set forth in Schedule 2.2.13, all of the Real Property, and all real property, buildings and structures located thereon, is suitable for the purpose or purposes for which it is being used, and is in such condition and repair as to permit the continued operation of said businesses. None of the Real Property, buildings or structures is in need of material maintenance or repairs except for ordinary, routine maintenance and repairs. There are no material structural defects in the exterior walls or the interior bearing walls, the foundation or the roof of any plant, building, garage or other such structure owned, leased or used by Avtech and the electrical, plumbing and heating systems, and the air conditioning system, if any, of any such plant, building, garage or structure are in reasonable operating condition in light of their age and prior use. The utilities servicing the Real Property are adequate to permit the continued operation of the business of Avtech and there are no pending or threatened zoning, condemnation or eminent domain proceedings, building, utility or other moratoria, or injunctions or court orders which would materially affect such continued operation. Schedule 2.2.13 lists, and Avtech has furnished or made available to DAH, copies of all engineering, geologic and environmental reports prepared by or for Avtech with respect to the Real Property.

        2.2.14 PERSONAL PROPERTY. Except as set forth in Schedule 2.2.14, and except with respect to personal property leased pursuant to the Personal Property Leases listed on Schedule 2.2.14, Avtech has good, valid and marketable title to all of its assets and properties which are Personal Property of every kind, nature and description, tangible or intangible and wherever located, including all property and assets which are personal property shown or reflected on the balance sheet included in the March 31, 1998 Delivered Financial Statements. The Personal Property constitutes all of the personal property now used in and necessary for the conduct of the business of Avtech as presently conducted, and is held free and clear of all mortgages, pledges, liens, security interests, encumbrances and restrictions of any nature whatsoever. Except as set forth in Schedule 2.2.14, no financing statement naming Avtech as debtor has been filed in any jurisdiction, and Avtech is not a party to or bound under any agreement or legal obligation authorizing any party to file any such financing statement.
    Schedule 2.2.14 contains a complete and accurate description of all machinery, equipment, tooling, parts, furniture, supplies and other tangible personal property having an individual value of $5,000 or more owned or used by Avtech. Schedule 2.2.14 contains a complete and accurate description of all automobiles, trucks and other vehicles owned or used by Avtech. Except as noted on Schedule 2.2.14

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    as unsuitable, all machinery and equipment and tangible personal property owned or used by Avtech and material to the operation of the business is suitable for the purpose or purposes for which it is being used, and is in such condition and repair as to permit the continued operation of said business. None of such machinery or equipment is in need of material maintenance or repairs except for ordinary, routine maintenance and repairs.

        2.2.15 ENVIRONMENTAL MATTERS. Except as set forth on Schedule 2.2.15, the operations of Avtech are in compliance with all occupational health and safety acts and all environmental laws and regulations of all federal, state and local governmental or regulatory bodies having jurisdiction over Avtech. Without limiting the generality of the foregoing, and by way of example only, except as set forth on Schedule 2.2.15:

           (a) There has not been, and is not occurring, any Release of any Hazardous Substance on any real property owned or used by Avtech. For purposes of this Agreement, the terms "Release" and "Hazardous Substance" shall have the same meanings as those terms are given in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 ET SEQ. ("CERCLA"), except that for purposes of this Agreement petroleum (including crude oil or any fraction thereof) shall be deemed a Hazardous Substance.

           (b) Avtech has never sent a Hazardous Substance to a site which, pursuant to CERCLA or any similar state law, (A) has been placed, or is proposed to be placed, or, may in the future be placed, on the "National Priorities List" of hazardous waste sites or on any similar list of any federal, state or local governmental agency, including the Comprehensive Environmental Response, Compensation and Liability System list for potential hazardous waste sites, or (B) is subject to a claim, an administrative order or other request to take "removal" or "remedial" action (as defined under CERCLA) or to pay for any costs relating to such site.

           (c) Avtech has never been or is currently in violation of any provision of state or local laws or regulations applicable to the generation, processing, storage, remediation, or disposal of any Hazardous Substance or material similarly controlled or regulated by such laws.

           (d) Avtech is not involved in any suit or has received notice of any claim relating to personal injuries from exposure to Hazardous Substances or such other controlled or regulated materials.

        2.2.16 BROKERS, FINDERS. Except as set forth on Schedule 2.2.16, the transactions contemplated herein were not submitted to Avtech by any broker or other person entitled to a commission or finder's fee thereon, and were not with the consent of Avtech submitted to DAH by any such broker or other person. Except as set forth on Schedule 2.2.16, neither Avtech nor any of its officers, directors or employees has engaged any broker or finder or incurred or taken any action which may give rise to any liability against itself or the Property for any brokerage fees, commissions, finders fees or similar fees or expenses and no broker or finder has acted directly or indirectly for Avtech in connection with this Agreement or the transactions contemplated hereby. No investment banking, financial advisory or similar fees have been incurred or are or will be payable by Avtech in connection with this Agreement or the transactions contemplated hereby; all amounts to be paid to Dain Rauscher Wessels will be paid by the Shareholders.

        2.2.17 LEGAL PROCEEDINGS. ETC. Except as set forth on Schedule 2.2.17, there is no claim, litigation, action, suit or proceeding, administrative or judicial, filed, pending or, to the best knowledge of any of the Shareholders, threatened against Avtech or the Shareholders or involving the Property, this Agreement or the transactions contemplated hereby, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental authority, including any unfair labor practice or grievance, proceedings or claim. To the best knowledge of the Principal Shareholders, there is no basis upon which such a claim, litigation, action, suit or proceeding could reasonably be brought or initiated. Except as set forth in Schedule 2.2.17, neither any of the

    Shareholders nor Avtech is subject to any judgment, order or decree or any governmental restriction applicable to Avtech, or such Shareholders, which could reasonably be expected to have a Material Adverse Effect, or which materially adversely affects the ability of Avtech to conduct business in any area.

        2.2.18 NO CONFLICT OR DEFAULT. Neither the execution and delivery of this Agreement or any other document or instrument to be executed pursuant to the terms hereof nor compliance with the terms and provisions hereof or thereof, including the consummation of the transactions contemplated hereby, will (a) violate in any material respect any statute, regulation or ordinance of any governmental authority, or (b) conflict with or result in the breach of any term, condition or provision of the articles of incorporation or bylaws of Avtech or of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument (with respect to the business of Avtech) to which Avtech or any of the Shareholders is a party or by which Avtech or any of the Shareholders or any part of the Property is or may be bound, or (c) constitute a material default (or an event which with the lapse of time or the giving of notice, or both, would constitute a material default) thereunder, or (d) result in the creation or imposition of any material lien, charge, encumbrance, or restriction of any nature whatsoever with respect to any part of the Property, or (e) give to others any interest or rights, including rights of termination, acceleration or cancellation in or with respect to any part of the Property or the business of or any ownership interest in Avtech.

        2.2.19 LABOR RELATIONS. Schedule 2.2.19 sets forth all collective bargaining or other labor agreements to which Avtech is bound or which otherwise covers employees of Avtech; and the Shareholders have previously delivered to DAH true, correct and complete copies of each such agreement. There is no labor strike, dispute, slowdown or stoppage, or any union organizing campaign, or petition for certification actually pending or, to the best knowledge of the Principal Shareholders, threatened against or involving Avtech. Schedule 2.2.19 sets forth all pending grievances and arbitration proceedings against Avtech arising out of or under a collective bargaining or other labor agreement. No collective bargaining or other labor agreement is currently being negotiated by Avtech. Avtech has not experienced any work stoppage or other material labor difficulty over the past three years. No such agreement which is binding on Avtech restricts it from relocating or closing any or all of its operations.

        2.2.20  EMPLOYEE BENEFIT PLANS.

           (a) Except as set forth in Schedule 2.2.20, Avtech does not currently sponsor, maintain or contribute, or has within the past 3 years sponsored, maintained or contributed to, to any pension, retirement, profit-sharing, deferred compensation, bonus, stock option or other incentive plan, or any other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or other health plan, or life insurance or disability plan, or any other employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not any such employee benefit plan is otherwise exempt from the provisions of ERISA, and whether or not formal or informal, written or oral, and whether or not legally binding. All such plans are fully funded through the date of this Agreement or amounts sufficient to fully fund contributions to such plans through the Closing Date are reserved for in the March 31, 1998 Delivered Financial Statements. All such plans, funds or programs sponsored, maintained or contributed to by Avtech currently or within the past 3 years, whether or not listed on Schedule 2.2.20, are hereinafter referred to as the "Employee Benefit Plans"). For the purpose of this
       Section 2.2.20, the term "Avtech" shall include all "affiliates" of Avtech, whether or not incorporated, as such term is used in Section 407(d)(7) of ERISA.

           (b) As of the Closing Date, neither Avtech nor any entity that may be regarded as under common control with Avtech pursuant to Section 414 of the Internal Revenue Code of 1986, as amended (the "Code"), shall have incurred any material unsatisfied liability under Title IV of ERISA or Section 4980 of the Code, nor shall any such entity have become subject to a lien pursuant to Section 412(n) of the Code.

           (c) Full payment has been made of all material amounts which Avtech is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which it is a party, to have paid as contributions to or benefits under any Employee Benefit Plan as of the date hereof. To the extent required by generally accepted accounting principles, Avtech has made adequate provision in the Delivered Financial Statements for liabilities to meet current contributions or benefit payments.

           (d) Avtech has performed all obligations required to be performed by it under the Employee Benefit Plans, except for such non-performance as would not result in a material liability to Avtech. Except as would not result in material liability to Avtech, Avtech has not engaged in any transaction with respect to the Employee Benefit Plans which would subject Avtech or DAH to a material tax, penalty or liability for a prohibited transaction under Section 406, 407 or 502(i) of ERISA or
       Section 4975 of the Code, nor have Avtech's directors, officers, partners, employees or agents, to the extent they or any of them are fiduciaries with respect to such Employee Benefit Plans, breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA or, to the knowledge of the Principal Shareholders, taken any action or failed to take any action which would result in any claim being made under or by or on behalf of any such Employee Benefit Plans by any party with standing to make such claim. Avtech will not have any plan or commitment, whether formal or informal, written or oral, and whether or not legally binding, to modify or change any Employee Benefit Plan in any material manner prior to the Closing Date other than changes required to comply with applicable laws. Avtech and, to the knowledge of the Principal Shareholders, any "administrator(s)" (as described in Section 3(16)(A) of ERISA) of the Employee Benefits Plans have complied in all material respects with the applicable requirements of ERISA, the Code and all other statutes, orders, rules or regulations, specifically including material compliance with all reporting and disclosure requirements of
       Part 1 of Subtitle B of Title I of ERISA and of the Code in a timely and accurate manner, and no penalties have been or will be imposed, nor is Avtech, or, to the knowledge of the Principal Shareholders, any administrator liable for any penalties imposed, under ERISA, the Code or otherwise with respect to the Employee Benefit Plans or any related trusts of Avtech, except for such non-compliance and penalties as would not result in a material liability to Avtech. Avtech is not delinquent in the payment of any federal, state or local taxes with respect to the Employee Benefit Plans. There is no pending litigation, arbitration, or disputed claim, settlement adjudication or proceeding with respect to the Employee Benefit Plans, and the Principal Shareholders are not aware of any threatened litigation, arbitration or disputed claim, adjudication proceeding, or any governmental or other proceeding, or investigation with respect to the Employee Benefit Plans or with respect to any fiduciary or administrator thereof (in their capacities as such), or any party-in-interest within the meaning of Section 3(14) of ERISA thereto (with respect to their relationship as such). There is no "defined benefit plan" within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA to which Avtech or any entity that may be regarded as under common control with Avtech pursuant to Code Section 414 has been a party or has been required to make any contributions at any time during the last six (6) years. There is no "multiemployer plan" within the meaning of Section 3(37) of ERISA to which Avtech or any entity that may be regarded as under common control with Avtech pursuant to Code Section 414 has been a party or has been required to make any contributions at any time during the last six (6) years.

           (e) The Shareholders have made available or caused to be made available as of the date of this Agreement to DAH true, accurate and complete copies of (A) all Employee Benefit Plans and any related trust agreements, custodial agreements, investment management agreements, insurance contracts or policies, and administrative service contracts, all as in effect as of the date of this Agreement, together with all amendments thereto which will become effective at a later date; (B) the latest Summary Plan Description and any modifications thereto for each Employee Benefit Plan requiring same under ERISA; (C) each Form 5500 and/or Form 990 series filing (including required schedules and financial statements) for the last two fiscal years for each Employee Benefit Plan required to file such form; and (D) the most recent determination letter issued by the Internal Revenue Service with respect to any Employee Benefit Plan. None of Avtech or any officer, partner, employee, representative or agent of Avtech, has made any written or oral representations or statements to any current or former employees, dependents, participants or beneficiaries or other persons which are inconsistent in any material manner with the provisions of these documents.

           (f) With respect to any of Avtech's employee welfare plans (as defined in Section 3(1) of ERISA and including those Employee Benefit Plans which qualify as such) which are "group health plans" under Section 4980B of the Code and Section 607(1) of ERISA and related regulations (relating to the benefit continuation rights imposed by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), as amended to date), there has been timely compliance in all material respects with all requirements imposed thereunder, as and when applicable to such plans, so that Avtech has not incurred any (or will not incur any) material loss, assessment, penalty, loss of federal income tax deduction or other sanction, arising on account of or in respect of any failure to comply with any COBRA benefit continuation requirement, which is capable of being assessed or asserted directly or indirectly against Avtech or any of its subsidiaries with respect to any such plan. Avtech has no obligation to provide medical benefits to any former employee, except as required by applicable law, including, but not limited to, COBRA.

           (g) No Employee Benefit Plan maintained by Avtech which is a "welfare plan" within the meaning of Section 3(1) of ERISA provides benefits to employees after termination of employment, except as required by applicable law, including, but not limited to Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

           (h) The trustee of the Avtech Corporation Employee Stock Ownership Trust (the "ESOT Trustee" or "ESOT") is not a Shareholder or director, officer or employee of Avtech and has no financial interest in the transaction contemplated by this Agreement.

           2.2.21 CONTRACTS AND COMMITMENTS. Schedule 2.2.21 is a list of all contracts, agreements, contract rights, leases, license agreements, franchise rights and agreements, policies, purchase and sales orders, quotations and executory commitments, instruments, guaranties, indemnifications, arrangements, obligations and understandings (written or oral) to which Avtech is a party, all without any counterclaim set-off or defense and which involve the payment by or to Avtech in the individual amount of $50,000 or in the aggregate amount of $100,000 or more during any year, or are otherwise necessary to the operation of the business of Avtech as currently conducted (the "Material Contracts"). Each of the Material Contracts is valid and binding, in full force and effect and enforceable against Avtech in accordance with its respective provisions. Avtech has not assigned, mortgaged, pledged, encumbered, or otherwise hypothecated any of its right, title or interest under any Material Contract, or under any lease of personal property or real property to which Avtech is a party (herein, a "Lease") whether or not each Lease constitutes a Material Contract. A correct and complete copy of each Material Contract and Lease has previously been delivered to DAH. Avtech is not in violation of, in default in respect of, nor has there occurred an event or condition which, with the passage of time of giving of notice (or both) would constitute a violation or default of any Material Contract; and there are no facts or circumstances known to the Principal Shareholders which would reasonably indicate that Avtech (or any other party) will be or may be in violation of or in default in respect of any Material Contract, subsequent to the date hereof. Without limiting the foregoing, no consents, authorizations, approvals or similar agreements or acquiescence is required from any party under any Material Contract or Lease to any of the transactions contemplated hereby, except to the extent listed on Schedule 3.1.9 hereof. No notice has been received by Avtech claiming any such default by Avtech or indicating the desire or intention of any other party thereto to amend, modify, rescind or terminate the same.

           2.2.22 ACCOUNTS RECEIVABLE. All of the accounts and notes receivable, investments, deposits and prepaid expenses of Avtech as of March 31, 1998 are set forth on Schedule 2.2.22. All accounts receivable, arising between March 31, 1998 and the Closing Date (in each case net of allowances for doubtful accounts), (a) are or will be valid and subsisting, (b) represent or will represent sales actually made, (c) arose or will arise in the ordinary and usual course of the business of Avtech and (d) to the extent not collected prior to the Closing Date, will be collectible according to their terms on or before December 31, 1998, all without any counterclaim, set-off or defense.

           2.2.23 INVENTORIES. Schedule 2.2.23 completely and accurately lists all raw materials, supplies, parts, work-in-process, and finished goods inventory and other inventory owned by Avtech and the accurate cost of such inventory as of March 31, 1998. Except as set forth in Schedule 2.2.23, and except for amounts which in the aggregate are not material, all such inventories (i) consist of a quality and quantity usable and saleable in the ordinary and usual course of business, except for items of obsolete materials and materials of substandard quality, all of which have been written off or written down on the books of Avtech to net realizable value prior to March 31, 1998 and (ii) have been priced at the lower of cost or market on a FIFO basis. The quantities of all material portions of each type of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable and warranted in the present circumstances of Avtech; and all material portions of work-in-process and finished goods inventory is free of any material defect or other deficiency.

           2.2.24 BACKLOG. All unfilled orders to purchase goods of Avtech as of March 31, 1998 are set forth in Schedule 2.2.24 and are firm and binding commitments (subject to cancellation rights set forth therein) of the respective purchasers assuming the purchasers have duly authorized such purchases.

           2.2.25 BOOKS OF ACCOUNT: RECORDS. Except as disclosed in Schedule 2.2.25, the general ledgers, books of account and other financial records of Avtech are complete and correct, have been maintained in accordance with generally accepted accounting principles and practices and the matters contained therein are appropriately and accurately reflected in the Delivered Financial Statements in all material respects.

           2.2.26  OFFICERS, PARTNERS. EMPLOYEES AND COMPENSATION.  Schedule
       2.2.26 lists (i) the GMT, (ii) the AMT, (iii) the "Key Employees" who, for purposes of this Agreement are Steve Froebe, Test Engineering Group Leader, Ron Feigal, Principal Engineer, Jeff Jorgensen, Staff Engineer and Bill Cuffel, Staff Engineer, and (iv) any Shareholder who is an employee of Avtech and not included in any of the above groups, together with the total salary, bonus payments, fringe benefits and perquisites each received in each of the 3 fiscal years ended September 30, 1997, changes to the foregoing which have occurred since September 30, 1997, and the professional background of each Key Employee for the last 5 years to the best of the knowledge of the Principal Shareholders. There are no other material forms of compensation paid by Avtech to any of the persons named in (i) through (iv) above. The provisions for wages and salaries accrued on the March 31, 1998 Balance Sheet are adequate for salaries and wages, including accrued vacation pay, for the period up through the date thereof, and Avtech has accrued on its books and records all obligations for wages and salaries and other compensation to its employees, including, but not limited to, vacation pay and sick pay, and all commissions and other fees payable to agents, salesmen and representatives. Avtech has filed or will file any and all payroll tax returns due through the Closing Date and pay or reserve on the Closing Date Balance Sheet all payroll taxes due for any and all Avtech employees.

                   Except as set forth on Schedule 2.2.26, Avtech has not become obligated, directly or indirectly, to any shareholder, director, officer or partner of Avtech or any member of their families, except for current liabilities for employment compensation or director's fees. Except as set forth on Schedule 2.2.26, no shareholder, director, officer, partner, agent or employee of Avtech holds any position or office with or has any financial interest, direct or indirect, in any supplier, customer or account of, or other outside business which has transactions with Avtech. Neither Avtech, nor any third party, has taken any action with respect to any shareholder, director, officer, partner, employee or representative of Avtech to attempt to induce or which would influence any such person not to become associated with DAH from and after the Closing Date or from serving DAH in a capacity similar to the capacity presently held. To the knowledge of the Principal Shareholders, no employee of Avtech has a present intention to leave the employ of Avtech or has taken any action directed towards leaving the employ of Avtech. Except as set forth on
       Schedule 2.2.26, to the knowledge of the Principal Shareholders, no former employee of Avtech is currently in or intends to enter into competition with the business of Avtech.

           2.2.27 CREDIT TERMS: PRODUCT WARRANTIES. Adequate reserves have been made (and are reflected in the Delivered Financial Statements) for the aggregate amount of losses and expenses incurred by reason of allowances, customer dissatisfaction or liabilities arising under Avtech's warranties and guarantees during the three years ended September 30, 1997; and there has been no material adverse change in that experience since said date. Except as set forth on Schedule 2.2.27, (i) there have been no recalls of Avtech product, (ii) to the best knowledge of the Principal Shareholders, there is no Avtech product which is either defective or likely to experience a failure rate materially greater than the average for Avtech's products over the three year period ended September 30, 1997, and (iii) Avtech has conducted all qualification inspections and quality conformance inspections required by the specifications for products of Avtech included on qualified products lists in material compliance with the requirements of such specifications, and all products shipped have been in material conformance with such specifications. Except as set forth and explained on Schedule 2.2.27, there have been no material departures from the standard terms and conditions of credit, discounts and warranties given by Avtech to its customers; and all of such standard terms and conditions are set forth on such schedule.

           2.2.28 CONTRACTS WITH AFFILIATES. Any contract, commitment, lease, permit or other instrument, agreement, understanding or obligation (each a "Commitment") between Avtech and any affiliate (including each Shareholder), is the equivalent of an "arms-length" transaction with a third party, and each such Commitment is described on Schedule 2.2.28 hereto.

           2.2.29 GOVERNMENT CONTRACTS. Except as set forth on Schedule 2.2.29, Avtech is not a party to, nor is it bound by, nor does it have any liability with respect to, any Government Contracts and has not submitted any bid with respect thereto, which has not expired. For purposes of this Section 2.2.29, the term "Government" means any agency, division, subdivision, audit group, or procuring office of the federal government, including the employees or agents thereof; the term "Transferor" means Avtech and its subsidiaries, divisions, affiliates, joint venturers, agents, employees, officers and directors; the term "Government Contract" means any prime contract, subcontract, basic ordering agreement, letter contract, purchase order or delivery order of any kind, including all amendments, modifications and options thereunder or relating thereto, between Transferor and any of a Government, any prime contractor of a Government, any subcontractor of such a prime contractor or any subcontractor of another subcontractor, however far removed from the prime contractor such subcontractor may be, (A) currently in force;

       (B) which, within the three years preceding the date of this Agreement, expired or were terminated; or (C) for which final payment was received within the three years preceding the date of this Agreement; and the term "Bid" means any outstanding quotation, bid or proposal submitted by Transferor to a Government, any proposed prime contractor of a Government, or any proposed subcontractor.

           2.2.30 EXCLUSIVE SELLING ARRANGEMENTS; STRATEGIC ALLIANCES. Except as disclosed in Schedule 2.2.30, (i) Avtech has entered into no exclusive selling arrangements, and (ii) no agreement or understanding has been entered into, proposed, or regardless of commencement date, is in force between Avtech and any company which is an arrangement with any other person which involves equity investment or ownership, a joint venture or revenue or profit sharing (herein, a "Strategic Alliance"). An arrangement for a preferred supplier relationship which does not have any of the characteristics described in the foregoing sentence is not a Strategic Alliance. No Strategic Alliances have been terminated by Avtech since April 1, 1998.

           2.2.31  PAYMENTS AND EXPENDITURES.  Except as set forth in Schedule
       2.2.31 since March 31, 1998, Avtech has not (i) made any payment or incurred any liability on behalf of any Shareholder, (ii) made any payment to or on behalf of any Shareholder except for the Shareholder's salary and expense reimbursements made in the ordinary course of business, or (iii) paid any amount not in the ordinary course of Avtech's business.

           2.2.32 NEW COMPETITIVE PRODUCTS, PRICING, TECHNOLOGICAL DEVELOPMENTS, COMPETITION. Except as disclosed in Schedule 2.2.32, to the best knowledge of the Principal Shareholders, there are no (i) products introduced by others since October 1, 1997 which are competitive with the products of Avtech, (ii) material reductions in the prices of products of products competitive with the products of Avtech, (iii) technological developments announced which would make any of Avtech's products obsolete or (iv) entries by any new competitor into Avtech's markets, in each case other than as described in the Confidential Information Memorandum dated March, 1998 previously delivered to DAH (the "Information Memorandum").

           2.2.33 KEY EMPLOYEES. Except as disclosed in Schedule 2.2.26, since March 31, 1998 no Key Employees have terminated employment with Avtech and no Key Employees have given notice to Avtech or to any Principal Shareholder of termination. The Principal Shareholders anticipate that all Key Employees will continue employment with Avtech after the Closing Date.

           2.2.34 COMPLETE DISCLOSURE. No representation or warranty made by Avtech or any of the Shareholders in this Agreement, and no exhibit, schedule or certificate furnished to DAH by or on behalf of Avtech or any of the Shareholders pursuant to this Agreement or in connection with the transactions contemplated hereby or thereby, including the Confidential Informational Memorandum, contains or will contain, any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

    3.  COVENANTS.

        3.1  COVENANTS OF THE SHAREHOLDERS.

           3.1.1 COVENANT AGAINST DISCLOSURE. Other than in the ordinary course of business of Avtech and except for professional advisors (including attorneys, accountants and investment bankers) who agree to maintain the confidentiality of such information, each of the Shareholders agree not to (a) disclose to any person, association, firm, corporation or other entity (other than DAH or those designated in writing by DAH) in any manner, directly or indirectly, any information or data relevant to the business of Avtech, whether of a technical or commercial nature, or (b) use, permit or assist, by acquiescence or otherwise, any person, association, firm, corporation or other entity (other than DAH or those designated in writing by DAH) to use, in any manner, directly or indirectly, any such information or data, excepting only use of such data or information as is at the time generally known to the public and which did not become generally known through any breach of any provision of this Section 4.2.2.

           3.1.2  [Intentionally Deleted].

           3.1.3 INJUNCTIVE RELIEF. Each of the Principal Shareholders acknowledges and agrees that DAH's remedy at law for any breach of any of such Shareholders' obligations under Subsections 3.1.1 and 3.1.2 hereof would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in a proceeding which may be brought to enforce any such provision without the necessity of proof of actual damage. The rights and remedies conferred upon DAH under this Section, or by any instrument or law, shall be cumulative and may be exercised singularly or concurrently.

           3.1.4 CONDUCT OF BUSINESS OF AVTECH PRIOR TO CLOSING DATE. Each of the Principal Shareholders agrees that on and after the date hereof and prior to the Closing Date:

           (a) The business and operations, activities and practices of Avtech shall be conducted only in the ordinary course of business and consistent with past practice;

           (b) No change shall be made in the articles of incorporation or bylaws of Avtech;

           (c) No change shall be made in the number of shares of authorized or issued capital stock of Avtech, nor shall any option, warrant, call, right, commitment or agreement of any character be granted or made by Avtech relating to its equity; except that all of the outstanding options shall be exercised on or prior to the Closing Date as and in the amounts set forth in Schedule 2.2.2;

           (d) No dividend shall be declared or paid or other distribution (whether in cash, stock, property or any combination thereof) or payment declared or made in respect of the Avtech Common Shares by Avtech, nor shall Avtech purchase, acquire, redeem or split, combine or reclassify any shares of the capital stock of Avtech;

           (e) The Principal Shareholders shall not, directly or indirectly, solicit or encourage (including by way of furnishing any non-public information concerning the business, properties or assets of Avtech), or enter into any negotiations or discussions concerning, any Acquisition Proposal (as defined below). Any Shareholder will notify DAH promptly by telephone, and thereafter promptly confirm in writing, if any such information is requested from, or any Acquisition Proposal is, to the knowledge of such Shareholder, received by Avtech, Dain Rauscher Wessels or such Shareholder. As used in this Agreement, "Acquisition Proposal" shall mean any proposal received by Avtech or any Principal Shareholder prior to the Closing Date for a merger or other business combination involving Avtech or for the acquisition of, or the acquisition of a substantial equity interest in, or a substantial portion of the assets of Avtech, other than the one contemplated by this Agreement.

           (f) Except as set forth in Schedule 3.1.4(f), the Principal Shareholders will not permit Avtech to:

               (A) incur, become subject to, or suffer, or agree to incur, become subject to or suffer, any obligation or liability (absolute or contingent) except current liabilities incurred, and obligations entered into in the ordinary course of business;

               (B) discharge or satisfy any lien or encumbrance or pay any obligation or liability (absolute or contingent) other than liabilities payable in the ordinary course of business;

               (C) mortgage, pledge or subject to lien, charge or any other encumbrance any of the Property or agree so to do;

               (D) sell or transfer or agree to sell or transfer any of its assets, or cancel or agree to cancel any debt or claim, except in each case in the ordinary course of business;

               (E) consent or agree to a waiver of any right of substantial value;

               (F) enter into any transaction other than in the ordinary course of its business;

               (G) increase the rate of compensation payable or to become payable by it to any Key Employee over the rate being paid to such Key Employee at March 31, 1998;

               (H) terminate any Material Contract, any Lease or any Permit;

               (I) through negotiation or otherwise, make any commitment or incur any liability or obligation of a material nature to any labor organization;

               (J) make or agree to make any accrual or arrangement for or payment of bonuses or special compensation of any kind to any Restricted Employee;

               (K) make or agree to make any accrual or arrangement for or payment of bonuses or special compensation of any kind to any Non-Restricted Employee, other than in the ordinary course of business and in accordance with Avtech's practice;

               (L) directly or indirectly pay or make a commitment to pay any severance or termination pay to any Key Employee;

               (M) directly or indirectly pay or make a commitment to pay any severance or termination pay to any Non-Restricted Employee, other than in the ordinary course of business and in accordance with Avtech's past practice;

               (N) introduce any new method of management, operation or accounting with respect to its business or any of the assets, properties or rights applicable thereto, other than changes required by GAAP;

               (O) offer or extend more favorable credit terms, discounts or allowances than were offered or extended regularly on and prior to March 31, 1998, other than in the ordinary course of business and in accordance with Avtech's past practice;

               (P) make capital expenditures in excess of $100,000 in the aggregate, or make any commitments for such capital expenditures;

               (Q) Enter into any Strategic Alliance; or

               (R) Make any material change in the prices, discounts or allowances for any Avtech product.

           (g) Each of the Principal Shareholders will use their respective reasonable efforts to preserve Avtech's business organization materially intact, to keep available to Avtech the present service of Avtech's employees; and to preserve for Avtech the good will of its suppliers, customers and others with whom business relationships exist;

           (h) In light of the provisions of clause (i) of Section 1.2.3, the Principal Shareholders will take all necessary actions to assure that (i) Avtech does not accelerate the conversion of other assets to Cash and
       (ii) Avtech timely pays all of its obligations; and

           (i) None of the Principal Shareholders will take, agree to take or permit to be taken any action or do or permit to be done, anything in the conduct of the business of Avtech, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement or which would cause any of the representations or warranties of the Shareholders contained herein to be or become untrue in any material respect.

           3.1.5 INSPECTION OF BOOKS AND RECORDS. From the date of this Agreement until the Closing Date, the Principal Shareholders shall cause Avtech to make available to DAH for examination the Property and all corporate records, minute books, share records, treasury shares, tax returns, books of account, contract, agreements, commitments, records and its documents of every character relating to Avtech and its business and shall permit DAH and its representatives, attorneys, accountants and agents to have access to and to copy, at DAH's expense, the same at all reasonable times, so as to allow DAH to confirm compliance with covenants and satisfaction of conditions hereunder.

           3.1.6 FURTHER ASSURANCES. On and after the Closing Date, the Shareholders shall prepare, execute and deliver, at DAH's expense, such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action as DAH shall reasonably request at any time or from time to time in order to perfect, confirm or evidence in DAH title to all or any part of the Stock or to consummate, in any other manner, the terms and conditions of this Agreement.

           3.1.7 PRESS RELEASES AND ANNOUNCEMENTS. DAH and the Principal Shareholders shall not and the Principal Shareholders shall cause Avtech not to issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of the other parties hereto; PROVIDED, HOWEVER, that DAH may make any public disclosure it believes in good faith is required by law (in which case he or it will advise the other parties hereto prior to making the disclosure).

           3.1.8 BANKRUPTCY. No Principal Shareholder shall (i) cause Avtech to commence any case, proceeding or other action (a) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to either of them or seeking to adjudicate either of them bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to either of them or for all of any substantial part of either of their assets, or (b) make a general assignment for the benefit of its creditors; (ii) commence any case, proceeding or other action of a nature referred to in clause (i)(a) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or discharged for a period of 60 days; (iii) commence any case, proceeding or other action seeking issuance of a warrant of attachment, execution distraint or similar process against all or any substantial part of either of their respective assets which results in the entry of an order for any such relief; and (iv) neither Avtech nor any Shareholder shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above.

           3.1.9 CONSENTS, ETC The Shareholders shall obtain, in form and substance reasonably satisfactory to DAH, an effective executed consent from each person from which consent is required as disclosed in Schedule 3.1.9.

           3.1.10 CLOSING DATE BALANCE SHEET. The Shareholders will cause a balance sheet as of the Closing Date to be delivered to DAH within a reasonable time after the Closing Date (the "Closing Date Balance Sheet") which shall be true, correct and complete; shall have been prepared from and in accordance with the books and records of Avtech in conformance with generally accepted accounting principles applied on a consistent basis using an accrual basis method and in compliance with Regulation S-X and audited by an independent accounting firm reasonably acceptable to DAH; and shall fairly present the financial condition of Avtech as of the date stated on such Closing Date Balance Sheet in accordance with such practices.

           3.1.11 RELEASE. Each Shareholder does hereby release and discharge Avtech and its officers, directors and agents (the "Releasees") from any and all claims, demands and causes of action which such Shareholder has against any of the Releasees arising from their status as a Shareholder. This release applies to any and all such claims, demands or causes of action, whether known or unknown, contingent or matured. The release granted in this Section 3.1.11 shall become effective concurrent with the Closing. If the transaction contemplated by this Agreement does not close, this release shall be null and void.

        3.2  COVENANTS OF DAH.  DAH covenants that:

           3.2.1 LEGAL OPINION. On or prior to the Closing Date, it shall deliver to the Shareholders, duly and properly executed, the legal opinion referred to in Section 5.2.1.

           3.2.2 PAYMENTS. On or prior to the Closing Date, DAH shall make the payments to be made pursuant to Section 1.2.1 and Section 1.2.2.

           3.2.3 FURTHER ASSURANCES. On and after the Closing Date, DAH shall prepare, execute and deliver, at its expense, such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action as the Principal Shareholders shall reasonably request at any time or from time to time in order to perfect, confirm or evidence in DAH title to all or any part of the Stock or to consummate, in any other manner, the terms and conditions of this Agreement.

           3.2.4 CONFIDENTIALITY AGREEMENTS. Between the date of this Agreement and the Closing Date, DAH shall continue to be bound by its obligations pursuant to the written confidentiality agreements to which DAH and Avtech are parties. Nothing contained in this Section 3.2.4 shall be interpreted to seek to prohibit DAH from any required public disclosure.

           3.2.5 Promptly following the Closing, DAH shall take all necessary action to terminate the ESOT and shall distribute its assets as soon as practicable following receipt of a favorable determination letter from the Internal Revenue Service with respect to the termination of ESOT.

    4.  INDEMNIFICATION.

        4.1 To the extent of the amount deposited with the Escrow Agent pursuant to Section 1.2.2, the Shareholders hereby indemnify and hold DAH harmless from any and all claim, loss, damage or expense (including reasonable attorneys' fees) as a result of any breach of any warranty or representation made in Sections 2.2.4, 2.2.6, 2.2.7, 2 2.8(b), 2.2.15,
    2.2.17 or 2.2.27 of this Agreement by the Shareholders.

        4.2 In the event of any breach of any obligation by any of the Shareholders to DAH based on intentional misrepresentation, concealment or wilful or wanton disregard of the facts, there shall be no limitation of dollar amount and such claim for intentional misrepresentation, concealment or wilful or wanton disregard of the facts shall be with full recourse against such Shareholder for the full amount of such claim.

        4.3 Any claim for indemnification under this Section 4 must be asserted prior to April 1, 1999.

    5.  CONDITIONS PRECEDENT TO OBLIGATIONS.

        5.1 CONDITIONS TO OBLIGATIONS OF DAH. Each and every obligation of DAH to be performed at the Closing Date shall be subject to the satisfaction as of or before the Closing Date of the following conditions (unless waived in writing by DAH):

           5.1.1 CONSENTS. Avtech shall have obtained and delivered to DAH each of the consents required by Section 3.1.9.

           5.1.2 CERTIFICATE. A certificate executed by each of the Principal Shareholders favorably evidencing as of the Closing Date (a) the accuracy of the representations and warranties of the

       Shareholders set forth in this Agreement, (b) the compliance with the covenants of the Shareholders set forth in this Agreement, and (c) the absence of any material adverse change in the financial condition, operations, business or prospects taken as a whole of Avtech from that set forth in the March 31, 1998 Delivered Financial Statements.

           5.1.3 OPINION OF COUNSEL. The Shareholders shall have delivered or caused to be delivered to DAH an opinion of counsel for the Shareholders, addressed to DAH and dated the Closing Date, in the form of Exhibit 5.1.3 attached hereto.

           5.1.4 DELIVERY OF CERTAIN AGREEMENTS BY SHAREHOLDERS. The persons listed on Exhibit 5.1.4 shall have executed and delivered Employment Agreements to DAH in the form of Exhibit 5.1.4 attached hereto. The Shareholders shall have delivered the Escrow Agreement. Robert Hancock shall have delivered a Termination of Employment Agreement in the form of
       Exhibit 5.1.4.

           5.1.5 DELIVERY OF STOCK AND RECEIPT OF PAYMENT. The Shareholders shall deliver the stock certificates representing not less than 90% of the outstanding Stock of Avtech duly endorsed for transfer by assignments separate from certificates, endorsed in blank with signatures guaranteed by a national bank or member firm of the New York Stock Exchange.

           5.1.6 HART-SCOTT-RODINO. Prior to the Closing, (i) Avtech and the Shareholders shall each have timely made all filings, submissions and responses which are required of them, or are in DAH's reasonable judgment desirable, in connection with the transactions contemplated herein pursuant to the Hart-Scott-Rodino Act, and (ii) all waiting periods applicable under such Act shall have been terminated. Avtech and each of the Shareholders covenant to timely make all such filings, submissions and responses, and upon DAH's request if it so elects, to join in any request for early termination of such waiting periods.

           5.1.7 AUDITED FINANCIAL STATEMENTS. The Shareholders shall have delivered the Audited Financial Statements.

           5.1.8 TITLE INSURANCE. At or prior to the Closing Date, the Shareholders shall deliver to DAH one or more ALTA owner's policies of title insurance, including such endorsements (including survey, address, non-encroachment, ingress and zoning endorsements) as DAH may reasonably request, insuring Avtech's title to all of the Real Property subject only to such exceptions as (a) do not impair the use by Avtech of such property in the ordinary course of its business as now conducted, and (b) are otherwise reasonably acceptable to DAH, and in the amount for each parcel of the current fair market value of such parcel as established by the December, 1998 appraisal of the Real Property previously delivered to DAH.

           5.1.9 TRANSITION DOCUMENTATION. Executed originals, in form and substance reasonably satisfactory to DAH, of (a) signature cards for each deposit or similar account listed in Schedule 2.2.12, listing such parties as DAH may direct, (b) the original corporate minute book of Avtech, and (c) the resignation of each of the members of the Board of Directors of Avtech effective as of the Closing Date.

           5.1.10 HEALTH CARE PLAN. On or prior to the Closing and effective July 1, 1998, Avtech shall have made arrangements to provide an insured medical plan to its employees with benefits substantially similar to Avtech's existing self-insured medical plan.

        5.2 CONDITIONS TO OBLIGATIONS OF AVTECH AND THE SHAREHOLDERS. Each and every obligation of the Shareholders, to be performed on or before the Closing Date shall be subject to the satisfaction as of or before such time of the following conditions (unless waived in writing by the Shareholders).

           5.2.1 OPINION OF COUNSEL. DAH shall have delivered or caused to be delivered to the Shareholders an opinion of counsel for DAH, addressed to the Shareholders and dated the Closing Date, in form of Exhibit 5.2.1 attached hereto.

           5.2.2 PAYMENT. DAH shall have made the payments required pursuant to Section 1.2.1 and 1.2.2.

           5.2.3 HART SCOTT RODINO. Prior to the Closing Date, (i) DAH shall have timely made all filings, submissions and responses which it is required to make, or in DAH's reasonable judgment are desirable, in connection with the transactions contemplated herein pursuant to the Hart-Scott-Rodino Act, and (ii) all waiting periods applicable under such Act shall have been terminated.

           5.2.4 ESOT MATTERS. The ESOT Trustee shall be independent of all other parties to this Agreement and shall have relied, in making its decision whether to enter into this Agreement on behalf of the ESOT, on the written report of an appraiser who is qualified to value the Stock and is unrelated to Avtech or any of the parties to this Agreement. The appraiser's report will be delivered in draft not less than one week prior to the Closing Date and shall be issued and delivered on the Closing Date, and which will set forth the appraiser's qualifications, its determination of the value of the Stock as of the Closing Date and the factors and methodologies used by the appraiser in making the appraisal. For purposes of this Section, the Trustee shall be considered independent of all other parties to this Agreement if it is a bank, within the meaning of Code Section 581, which is not: (1) directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with any of the other parties to this Agreement; (2) a partner or employer of any such party; or (3) a corporation or partnership of which any such party is an officer, director or partner.

           5.2.5 FAIRNESS OPINION. The ESOT Trustee shall have received, in a form acceptable to the ESOT Trustee, the opinion of the financial advisor to the ESOT that:

               (a) The ESOT is receiving "adequate consideration" (as that term is defined in the ERISA) for the shares transferred to DAH under the terms of the "Agreement"; and

               (b) The terms of the transaction described in the Agreement, the Escrow Agreement and Joint Instructions are fair to the ESOT from a financial point of view.

    A full report of the financial advisor's opinion shall be delivered as of the Closing Date (or as soon as before such Closing Date as practical). Such report shall document the factors and methodology utilized by the financial advisor in rendering the opinion. The report shall also set forth the financial advisor's qualifications to render such an opinion of value and fairness.

    6.  MISCELLANEOUS PROVISIONS.

        6.1 NOTICE. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made, if in writing, and (i) if served by personal delivery to the party for whom intended (which shall include overnight delivery by Federal Express or similar service), (ii) or 3 business days after being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown in this Agreement for, or such other address as may be designated by writing hereafter by, such party, or
    (iii) if sent by telecopy to the number showing in this Agreement for, or such other number as may be designated in writing hereafter by, such party and immediately confirmed by sending a copy of such notice by either method described in clause (i) or (ii) above.

               If to Shareholders:

                                          Robert Hancock
                                          Avtech Corporation
                                          3400 Wallingford Avenue North
                                          Seattle, WA 98103-9095
                                          Telephone: (206) 634-2540
                                          Fax: (206) 634-3011

               with copies to:

                                          Perkins Coie
                                          1201 Third Avenue, 40th Floor
                                          Seattle, Washington 98101
                                          Attention: Stephen M. Graham
                                          Telephone: (206) 583-8888
                                          Fax: (206) 583-8500

               If to DAH:

                                          DeCrane Aircraft Holdings, Inc.
                                          2361 Rosecrans Avenue, Suite 180
                                          El Segundo, California 90245
                                          Telephone: (310) 725-9123
                                          Fax: (310) 643-0746

               and a copy to:

                                          Spolin & Silverman
                                          100 Wilshire Boulevard, Suite 940
                                          Santa Monica, California 90401
                                          Attention: Stephen A. Silverman
                                          Telephone: (310) 576-1221
                                          Fax Number: (310) 576-4844

        6.2 ENTIRE AGREEMENT. This Agreement, the Exhibits and Schedules hereto, and the documents referred to herein and therein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

        6.3 BINDING EFFECT; ASSIGNMENT. This Agreement and the rights and obligations arising hereunder shall inure to the benefit of and be binding upon Avtech, its DAH, its successors and permitted assigns, and the Shareholders, their heirs, legal representative and permitted assigns. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other party or parties except that DAH shall have the right to (i) assign, in whole or in part, its rights hereunder to one or more affiliates of DAH, which in each case shall be a wholly-owned subsidiary of DAH and
    (ii) make a collateral assignment of its rights hereunder to the lenders under its senior credit facility to secure its obligations thereunder. Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect.

        6.4 CAPTIONS. This Agreement and Section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

        6.5 WAIVER; CONSENT. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

        6.6 NO THIRD PARTY BENEFICIARIES. Nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

        6.7 COUNTERPARTS AND FACSIMILE SIGNATURES. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. The signature page of this Agreement when transmitted by facsimile shall be effective execution and delivery of this Agreement.

        6.8 GENDER. Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vie versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender.

        6.9 GOVERNING LAW. This Agreement shall in all respects be constructed in accordance with and governed by the laws of the State of Delaware. Any and all disputes arising under or in connection with this Agreement or the transactions contemplated hereby shall be resolved by binding arbitration before JAMS/Endispute, which arbitration shall be conducted in Seattle, Washington in accordance with the rules of JAMS/Endispute.

        6.10 TRANSACTION EXPENSES. All of the expenses of the Shareholders incurred in connection with the transactions contemplated by this Agreement, including but not limited to the fees of counsel, investment bankers, title insurance premiums, other investment advisors, accountants (including audit fees relating to the Audited Financial Statements and the Closing Date Balance Sheet) and consultants (collectively, the "Shareholder Closing Expenses"), shall be paid for by the Shareholders. None of the Shareholder Closing Expenses shall be accrued or paid by Avtech or DAH. The Principal Shareholders represent and warrant that all of the persons engaged in connection with the transactions contemplated hereby, to whom Shareholder Closing Expenses may be payable, have no recourse to Avtech, and that adequate provision has been made for the payment of all unpaid amounts by the Paying Agent or the Escrow Agent pursuant to Section 1.2.3 hereof.

        6.11 CLOSING DATE. The date on which the transaction shall close (the "Closing Date") shall be June 26, 1998 unless the conditions in Sections
    5.1.6 and 5.1.7 have not been completed, in which case, the Closing shall be 3 business days following the completion of each of the conditions specified in Sections 5.1.6 and 5.1.7; PROVIDED, HOWEVER, that (i) each of the parties hereto shall use its best efforts to satisfy each of the conditions precedent to the Closing Date which is satisfied by the delivery of documents (other than those to be dated on the Closing Date) no later than June 24, 1998; and (ii) nothing in this language waives any of the other closing conditions specified in Section 5.

    7. TERMINATION. This Agreement may be terminated by the parties and the contemplated transactions abandoned at any time prior to closing, as follows:

        (a) By the written consent of DAH and Shareholders holding a majority of the Avtech Common Shares;

        (b) By either DAH or Shareholders holding a majority of the Avtech Common Shares, upon written notice of all other parties of this Agreement, at any time after July 31, 1998, if the Closing Date shall not have occurred by such date; PROVIDED, HOWEVER, that the right to terminate this Agreement under this paragraph (b) shall not be available to any party which has intentionally breached this Agreement or whose failure to comply with its covenants and agreements set forth in this Agreement shall have been the primary cause of the closing not occurring.

    DECRANE AIRCRAFT HOLDINGS, INC.
    -----------------------------------------------
    By:
    Avtech Corporation Employees Stock
    Ownership Trust
    -----------------------------------------------
    By:  Its Trustee
    -----------------------------------------------
    Name
    -----------------------------------------------
    Title
    -----------------------------------------------
    John D. Gibson
    -----------------------------------------------
    Audrey Hancock
    -----------------------------------------------
    David L. Hancock
    -----------------------------------------------
    Robert L. Hancock
    Leland Stanford Jr. University
    Robert Hancock UNITRUST
    -----------------------------------------------
    By:  Its Trustee
    -----------------------------------------------
    Name
    -----------------------------------------------
    Jeff Smith
    -----------------------------------------------
    Gene Zipp

                                   SCHEDULE A
                                 "SHAREHOLDERS"

NAME                                                                 NUMBER OF SHARES
----------------------------------------------------------  ----------------------------------
**Avtech Corporation Employees Stock Ownership Trust......  163,988.30
** John D. Gibson.........................................  257.40 plus 20,000 options
** Robert L. Hancock......................................  134,812.60 plus 90,000 options
** Jeff Smith.............................................  20,000 options
** Gene Zipp..............................................  20,000 options
Audrey Hancock............................................  1,500
David L. Hancock..........................................  33.70
Leland Stanford Jr. University Robert Hancock UNITRUST....  10,000

------------------------

**  Designates Principal Shareholder

                                   SCHEDULE B
                      TO STOCK PURCHASE AND SALE AGREEMENT
                                  DEFINITIONS

"Agreement"......................................................................  Preamble
"Avtech".........................................................................  Preamble
"Avtech Common Shares"...........................................................  2.2.2
"Audited Financial Statements"...................................................  2.2.4
"Bid"............................................................................  2.2.29
"Closing Date"...................................................................  6.11
"Closing Date Balance Sheet".....................................................  3.1.11
"CERCLA".........................................................................  2.2.15
"COBRA"..........................................................................  2.2.20
"Commitment".....................................................................  2.2.28
"DAH"............................................................................  Preamble
"Delivered Financial Statements".................................................  2.2.4
"Employee Benefit Plan"..........................................................  2.2.20
"ERISA"..........................................................................  2.2.20
"Escrow Agent"...................................................................  1.2.2
"Escrow Agreement"...............................................................  1.2.2
"ESOT"...........................................................................  2.2.20
"ESOT Trustee"...................................................................  2.2.20
"Financial Statements"...........................................................  2.2.4
"Government Contract"............................................................  2.2.29
"Government".....................................................................  2.2.29
"Hazardous Substance"............................................................  2.2.15
"Material Adverse Effect"........................................................  2.2.5
"Non-Restricted Employees".......................................................  2.2.5
"Paying Agent"...................................................................  1.2.1
"Permits"........................................................................  2.2.8
"Principal Shareholders".........................................................  Preamble
"Real Property"..................................................................  2.2.13
"Real Property Leases"...........................................................  2.2.13
"Release"........................................................................  2.2.15
"Restricted Employee"............................................................  2.2.5
"Shareholders"...................................................................  Preamble
"Shareholder Closing Expenses"...................................................  6.10
"Strategic Alliances"............................................................  2.2.31
"Transferor".....................................................................  2.2.29